Addendum
                         Executive Employment Agreement

     This addendum is a supplement to the Employment Contract between DCX, Inc. (the "Company") and John C. Antenucci (the "Executive") dated July 28, 1997.

     Pursuant to Paragraph 3 (a) Base Salary, the minimum annual base salary payable to the Executive upon commencement of this Agreement shall be $175,000. This addendum further stipulates that the Company will, within 5 business days of the effective date of the Articles of Merger make a single and non refundable payment of $50,000 to the Executive as an advance against the first year's compensation related to his duties as President and Vice-Chairman of the Company.

     The advance payment will be charged to the Company and the remainder of the first year's Base Salary will be paid by and charged against PlanGraphics, Inc., a subsidiary of the Company. The remainder payments will be made to the Executive pursuant to PlanGraphics' standard payroll practices compensating him for his duties as President and Chief Executive Officer.

     All other terms and conditions and conditions of the Employment are affirmed.

Date:  September 22, 1997



For DCX, Inc.                                                          Executive


Stephen Carreker                                               John C. Antenucci
                                                                   July 17, 1997

                         Executive Employment Agreement

     This agreement (the "Agreement") is made effective September 22, 1997, between DCX, Inc. ("DCXI" or the "Company") and John C. Antenucci (the "Executive").

     A. Executive is to be employed as President and Vice-Chairman of DCXI and Chief Executive Officer and President of PlanGraphics, has previously rendered valuable services in operating PlanGraphics Inc., possesses valuable experience and has acquired valuable background in and knowledge of the Geographic Information System and related industries.

     B. DCXI desires to secure the service of Executive, and Executive desires to serve as President of DCXI and Vice-Chairman and as Chief Executive Officer and President of PlanGraphics or their respective successors.

     In consideration of the foregoing recitals and the agreements set forth herein, DCXI and Executive agree as follows:

1.   TERM

     DCXI shall employ Executive and Executive accepts such employment for a term beginning on the date of this Agreement and ending June 30, 2000, upon the terms and conditions set forth herein, unless earlier terminated in accordance with the provisions herein.

     Notwithstanding the foregoing, if the Agreement shall not have been terminated in accordance with the provisions herein on or before June 30, 2000, the remaining term of the Agreement shall be extended such that at each and every moment of time thereafter, the remaining term shall be three years unless
(a) the Agreement is terminated earlier in accordance with the provisions herein, or (b) on or after December 31, 1999, the Board of Directors notifies Executive in writing of its determination to have the date of this Agreement expire six months from the date of such notification.

2.   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meaning set forth in this paragraph 2:

          a. "Base Compensation" shall mean an amount per annum equal to the sum of (i) the annual base salary in effect for Executive immediately preceding termination of employment (excluding any reduction in base salary made in breach of this Agreement, (ii) an amount equal to the product of (A) and (B), where (A) equals the cumulative cash bonus paid to Executive over the three most recently completed calendar years prior to termination (including any bonus amounts deferred by Executive under any DCXI deferred compensation plan or arrangement) divided by the cumulative base salary paid to Executive over the same three year period (including any base salary deferred by Executive and where (B) equals the amount set forth in 2.a. (i) above, (iii) continued participation in all basic and supplemental life, accident, disability, and other Company-sponsored insurance benefits provided to Executive immediately preceding termination (or, it continued participation in one or more of these benefits is not possible, benefits substantially similar to those which Executive would have been entitled to if he had continued as an employee of the Company at the same compensation level in effect immediately prior to termination), and (iv) continuance of vesting and benefit accrual under any Company-sponsored basic and supplemental retirement programs in effect for Executive immediately prior to termination (or, if continued participation in such programs is not possible, benefits substantially similar to those which executive would have been entitled to if he had continued as an employee of the Company at the same compensation level immediately prior to termination).

          b. "Board" means the Board of Directors of the Company.

          c. "Cause" shall mean (1) willful refusal by Executive to follow a lawful written demand of the Board, (ii) Executive's willful and continued failure to perform his duties under this Agreement (except due to Executive's incapacity due to physical or mental illness) after a written demand is delivered to Executive by the Board specifically identifying the manner in which the Board believes that Executive has failed to perform his duties, (iii) Executive's willful engagement in conduct materially injurious to the Company, or (iv) Executive's conviction for any felony involving moral turpitude. For purpose of clauses (I), (ii) or (iii) of this definition, no act, or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, was in the best interests of the Company.

          d. "Constructive Termination" shall mean Executive's voluntary termination of employment within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved in writing by Executive in advance of such event:

               (i) A failure by the Company to abide by any part of this Agreement that is not remedied within ten (10) business days of notification by Executive of such failure, including any violation of Executive's rights as described in Section 3 of this Agreement unless such rights are replaced by alternative rights of approximately equal value;

               (ii) A reduction in Executive's title or responsibilities below President of DCXI or its successors and Chief Operating Officer and President of PlanGraphics or its successors; and/or

               (iii) A relocation of Executive's primary place of business more than fifty (50) miles from its location as of the date of this Agreement.

          e. "Disability" shall be deemed to have occurred if Executive makes application for disability benefits under any Company-sponsored long-term disability program covering Executive and qualifies for such benefits.

          f. "Retirement" shall mean Executive's termination of service with the Company in accordance with the provisions of any Company retirement plan or the Company's 401K Retirement Savings Plan in which the Executive is eligible to participate.

          g. "[Exchange Value]" shall mean the bid price of DCXI stock on the date the PlanGraphics' Board of Directors recommends approval of the Exchange Agreement to the shareholders of PlanGraphics, Inc.

3. EXECUTIVE'S RIGHTS REGARDING BASE SALARY, BONUS AND OTHER BENEFITS WHILE EMPLOYED BY THE COMPANY

          a. Base Salary. The minimum annual base salary payable to Executive upon commencement of this Agreement shall be $175,000. The Board or its Executive Compensation Committee of the Board (if one is designated) will review the Executive's base salary at least annually to determine the amount of any increase. Upon any such increase in Executive's base salary, such increased rate shall hereafter constitute Executive's minimum annual base salary for all purposes of this Agreement, except that the Company may reduce Executive's annual base Salary during any year by not more than 10% below the base salary in effect at the beginning of the year as part of any general salary reduction which applies to all officers of the Company and its subsidiaries (if any).

          b. Incentive and Performance Bonus. In recognition of the considerable challenges accepted by him, Executive shall receive an Incentive Bonus consisting of a stock option grant of 300,000 shares of the Company's common stock fully vested and priced at the [Exchange Value]. In addition Executive shall receive a stock option grant of 225,000 shares of the Company's common stock also priced at the [Exchange Value], and vesting in accordance with the appropriate portions of the Performance Bonus schedule delineated below (the "Performance Options").

Executive shall, as provided herein, and subject to paragraph (i) and (ii), below, receive a Performance Bonus for:

          (i) The Company's fiscal year ending September 30, 1997, equal to:

     Five percent (5%) of base salary if PlanGraphics achieves net income of one hundred thousand dollars ($100,000) or more.

     Executive shall receive an additional bonus of ten percent (10%) of base salary if the average closing bid price for the last 20 business days on NASDAQ of DCXI ending September 30, 1997, is equal to or exceeds the [Exchange Value], plus $1.35.

     Further, if the revenue of PlanGraphics exceeds $15.0 million on September 30, 1997, or the annualized revenue of the Company considering acquisitions that may be made between the effective date of this Agreement and September 30, 1997 exceeds $15 million, the Executive shall receive an additional bonus equal to 0.75% of the amount of revenue which exceeds $15.0 million.

          (ii) The Company's fiscal years ending September 30, 1998 and later.

     An amount equal to 2.0% of that portion of the net income of the Company for each fiscal year in excess of the amount determined by multiplying stockholder's equity for each such fiscal year by .11. For purposes of these calculations of stockholders' equity under this Agreement, stockholder's equity for any fiscal year shall be the average of the four quarterly stockholders' equity figures reported by the Company for that fiscal year.

     An amount equal to 21% of base salary if the average closing bid price for the 20 business days on NASDAQ (or the closing price if listed on another SEC recognized stock exchange) ending September 30 of such fiscal year exceeds the previous year's 20 day average for the same period by 51% or more.

     Further, if the consolidated gross revenue of the Company exceeds $20 million by September 30, 1998, the Executive shall be deemed vested in 35 percent of the Performance Options; if in excess of $30 million by September 30, 1999, he will be vested in an additional 35 percent of the Performance Options, and if in excess of $40 million by September 30, 2000, he will be vested in the remaining 30% of the Performance Options.

          (iii) Each cash Performance Bonus shall be payable either 30 days following the date Company's audited consolidated financial statements for the fiscal year become available or on January 15 following the end of that fiscal year, whichever is later (the "Bonus Payment Date").

          In the event that there shall be a combination of the Company with another company, or any other occurrence similar to a combination, and as a result thereof the amount or value of the bonuses payable pursuant to any of the formulae set forth above could reasonably be expected to be significantly affected thereby, appropriate changes will, at the request of either party, be negotiated to establish a substitute formula or formulae satisfactory to both parties. If an acceptable substitute formula(e) cannot be developed, they shall submit such matter to arbitration by a qualified investment banker with at least ten year's experience in corporate finance. Neither party shall have had dealings with such arbitrator during the preceding three years.

          Executive shall be entitled to receive the bonus provided for in the foregoing paragraphs for each fiscal year during which he is employed hereunder and, in addition, for the next eighteen (18) months after termination of his employment, except that said post-termination bonus coverage shall only extend for twelve (12) months after termination if Executive takes employment (other than as an independent consultant pursuant to paragraph 17) with another company in the same industry within twelve (12) months of termination and shall not apply if Executive has been discharged for cause.

          Bonus payments shall be in cash or a combination of cash and Restricted Stock or stock options at the discretion of the Executive.

          Executive shall participate in any key executive long-term incentive program or other executive bonus program which the Board or its Executive Compensation Committee (if any) may define.

          c. Registration of Performance and Incentive Stock Options. The Company agrees to register with the Securities and Exchange Commission the performance and incentive stock options granted under paragraph (b), above, within 125 days of executing this Agreement.

          d. Nondilution of Incentive and Performance Options. Options granted with respect to Section c, above, shall be granted to the Executive on a non-diluted basis, such that any increase or decrease in the number of shares of common stock of the Company which occurs during the option period (the time during which the Executive is an employee and the options remain unexercised for any reason) will cause the number of options to be proportionately increased or decreased, commensurate with the change in outstanding shares of the Company.

          e. Vacation. Executive shall receive four (4) weeks of vacation per year. Unused vacation at the expiration of the Agreement's initial three (3) year period will be paid in cash at a rate equal to the Base Compensation.

          f. Automobile Allowance. Executive shall receive an unaccountable automobile allowance of $400 per month.

          g. Relocation Allowance. Executive shall be entitled to certain relocation allowance as may be negotiated by the Company relative to his in the event his primary place of business is subsequently moved in excess of 50 miles from its present location.

          i. Executive shall be entitled to participate in all perquisites and health and welfare benefits generally available to other executive officers and employees of the Company but at no time shall these be less than the perquisites and health and welfare benefits enjoyed by the Executive on December 31, 1996 during his employment with PlanGraphics.

          j. Reimbursement. Reimbursement of all reasonable expenses incurred by Executive in connection with performance of his duties upon submission of vouchers. Reasonable expense shall include, but not be limited to, all reasonable out-of-pocket expenses for entertainment, automobile expenses, travel meals, lodging, professional fees, professional dues and the like incurred by Executive in the interest of the Company, subject to such guidelines and policies as may be promulgated by the Company for senior executives or employees.

          k. Life Insurance. In addition to any coverage required by the Company, Executive shall be provided with a life insurance policy in the amount of $500,000 (provided he can meet the medical conditions for such coverage), payable to such beneficiaries as he shall designate, with an additional $250,000 of accidental death coverage in.

4.   EXECUTIVE'S RIGHTS UPON TERMINATION

     In the event that Executive's employment at DCXI is terminated for any reason other than (a) Death, (b) Disability, (c) Cause, (d) voluntary resignation by Executive not constituting Constructive Termination, or (e) the expiration of the term of his Agreement, DCXI will pay to Executive Base Compensation for a period continuing three (3) years after the date of termination. In addition, DCXI will fully vest all stock options and restricted stock awards previously granted by DCXI to Executive and fully vest and immediately pay to Executive any accrued award earned by Executive under the Performance Bonus Plan(s), above, or any other DCXI Executive incentive plans which may exist at the time of termination and in which the Executive is a participant.

     Base Compensation payments shall be made when payments would otherwise have been made to Executive if he were still employed by DCXI, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs.

     In the event the Executive's employment at DCXI is terminated for Death, Disability, Cause, voluntary resignation not constituting Constructive Termination, or upon expiration of the term of this Agreement, Executive shall be entitled to all benefits under this Agreement, including base salary, performance and incentive bonuses for eighteen (18) months after such event. Stock options vested to date of termination may be exercised at any time during the eighteen (18) months period following termination and may be exercised by the estate of the Executive in the event of his death during the same time period.

     Should the Executive exercise his option to terminate his Executive Employment voluntarily after June 30, 2000, the Company shall continue to employ the Executive as an advisor and consultant ("Consulting Employment") for a period of five years. During the period of Consulting Employment, the Executive shall at all reasonable times, to the extent his physical and mental condition permits, be available to consult with and advise the Company's officers, directors, representatives and clients. In addition to all other forms of compensation otherwise conferred in this Agreement, the Company shall pay to the Executive during the period of Consulting Employment, a minimum annual compensation equal to one half of the average annual salary paid to him during the last thirty six month period of his Executive Employment subject to increase from time to time at the discretion of the Company.

5.   DESIGNATION OF BENEFICIARIES

     If Executive should die while receiving Base Compensation payments pursuant to Paragraph 4, the remaining Base Compensation payments which would have been paid to Executive if he had lived shall be paid as designated by Executive on his Company Beneficiary Designation Form. Such payments shall be made at the same time and in the same manner as if the Executive were alive to receive the payments, except in such cases where a different payment schedule is provided, or in other company-sponsored plans or programs.

     The filing of a new Company Beneficiary Designation Form will cancel all designations previously filed. Any finalized divorce or marriage (other than a common-law marriage) of Executive subsequent to the date of filing of a beneficiary designation shall revoke such designation, unless:

     (a) In the case of divorce, the previous spouse was not designated as beneficiary, and

     (b) In the case of marriage, Executive's new spouse had previously been designated as beneficiary.

     The spouse of a married Executive shall join in any designation of a beneficiary other than the spouse.

     If Executive fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, then the Company's Board (or its Compensation Comittee if one exists) shall direct the distribution of any benefits under this Agreement to Executive's estate.

6.   DUTIES OF EXECUTIVE

     Executive is to be employed by DCXI as its President and as Vice-Chairman and Chief Executive Officer and President of its subsidiary corporation PlanGraphics. Executive agrees to devote substantially all of his time and energy to the performance of the duties of those positions so long as his employment in that position shall be continued by DCXI or its successors. Notwithstanding the above, Executive shall be permitted to serve as a Director or Trustee of other organizations, provided such service does not prevent Executive from performing his duties under this Agreement. The Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders of the Company during his employment hereunder, or at which his class, if such class be designated, comes up for election and shall perform likewise for election to the Board of its subsidiary company, PlanGraphics.

7.   MITIGATION AND OFFSET

     Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period he is entitled to such payment.

8.   TAX "GROSS-UP" PROVISION

     If any payments due Executive under this Agreement result in Executive's liability for an excise tax ("parachute tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to Executive, after deducting any Federal, state or local income tax imposed on the payment, an amount sufficient to fully satisfy the "parachute tax" liability. Such payment shall be made to Executive not later than thirty (30) days prior to the due date of the "parachute tax".

9.   SUCCESSORS

     The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and insure to the benefit of any successor of DCXI, and any such successor shall be deemed substituted for DCXI under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of DCXI.

     This Agreement shall also be binding upon and shall insure to the benefit of Executive, Executive's heirs, executors, administrators and beneficiaries.

10.  ENTIRE AGREEMENT

     With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. This Agreement shall not affect the provisions of any other compensation, retirement or other benefits program of DCXI to which Executive is a party or of which he is a beneficiary. No amendments to this Agreement may be made except through a written document signed by both parties.

11.  VALIDITY

     In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

12.  PARAGRAPHS AND OTHER HEADINGS

     Paragraphs and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.  NOTICE

     Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof is delivered or, if by express delivery service, 24 hours after placing in the control of the express delivery service; or if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of DCXI to its then principal place of business, presently 3002 North State Highway 83, Franktown, CO 80116-0569, and in the case of Executive to:

John C. Antenucci
112 E. Main Street
Frankfort, Kentucky 40601

     Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

14.  ATTORNEYS' FEES

     In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included a part of such judgment.

     Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover any amount from the unsuccessful party for costs, expenses and attorneys' fees that exceed the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.

15.  WITHHOLDING TAXES

     To the extent required by law, the Company shall withhold from any payments under this Agreement any applicable federal, state or local taxes.

16.  INDEMNIFICATION

     So long as Executive is not found by a court of law to be guilty of a willful and material breach of this Agreement, or to be guilty of gross misconduct, he shall be indemnified form and against any and all losses, liability, claims and expenses, damages, or causes of action, proceeding or investigations, or threats thereof (including reasonable attorney fees and expenses of counsel satisfactory to and approved by Executive) incurred by Executive, arising out of, in connection with, or based upon Executive's services and the performance of his duties pursuant to this Employment
Agreement, or any other matter contemplated by this Employment Agreement, whether or not resulting in any such liability subject to such limitations as are provided by the Colorado Business Corporations Act; and Executive shall be reimbursed by the Company as an when incurred for any reasonable legal and other damage, liability, action proceeding, investigation or threat thereof, or producing evidence, producing documents or taking any other action in respect thereto (whether or not Executive is a defendant in or target of such action, proceeding or investigation), subject to such limitations as are provided by the Colorado Business Corporations Act.

17.  TRADE SECRETS AND CONFIDENTIAL INFORMATION

     As a material inducement to the Company to enter into this Agreement and to pay Executive the compensation and benefits stated in Section 3, Executive covenants and agrees that during his employment by the Company and for a period equal to any period thereafter for which he receives payments as contemplated in
Section 4, above, Executive shall not, directly or indirectly, use, disseminate, or disclose for any purposes other than for the purposes of the Company's business, any of the Company's confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. Upon termination of this employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in the Executive's possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request. This section shall not restrict the Executive from using his General Knowledge (the ideas, concepts, know-how and other industry information which is part of his common knowledge) from pursuit of livelihood subsequent to any termination of this Agreement.

     During the term of this Agreement and for a period of one (l) year following the termination of the Agreement, the Executive shall not pursue business opportunities with or serve as a Consultant or member of the staff in any capacity to any of the following firms: the Convergent Group, UGC Consulting, EMA, Berger Associates, firms generally known as "data conversion firms" and firms specializing in geographic information system software products and any other companies with whom the Company or PlanGraphics has had a prime or subcontractor role during the prior year of employment, without the prior written permission of the Company. For one year following termination of employment, the Executive confirms that he will not, without prior written consent, perform work that PlanGraphics holds in backlog or is pursing at the time of termination, whether by independent contract, through a competitor, or by direct employment with client or prospect.

     During the period of Consulting Employment, the Executive shall be permitted to engage in any business practice so long as such business practice is not in competition with the Company. The parties agree that the Executive's performance of services for his own account, his writing, teaching or consulting, his employment by any company other than a competitor and his employment by a government agency shall not be considered competition with the Company.

     This covenant of non-disclosure has been negotiated and agreed to by and between the Company and Executive with the full knowledge of and pursuant to the Colorado Trade Secrets Act and is deemed by both parties to be fair and reasonable.

18.  APPLICABLE LAW AND DISPUTE RESOLUTION

     To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted under Colorado law. All disputes arising out of this Agreement will be settled by binding arbitration in Denver, Colorado, with a representative of the American Arbitration Association.

     IN WITNESS THEREOF, DCX, INC., has caused this Agreement to be executed by its duly authorized representatives and Executive has affixed his signature, with effect from the date first above written.

Date:


For DCX, Inc.                                                          Executive

Stephen Carreker
President/CEO                                                  John C. Antenucci